IMPORTANT NOTICE

IMPORTANT:  You must read the following disclaimer before continuing.  The following disclaimer applies to the attached amendment (the “Amendment”) dated 13 June, 2017 to the merger proposal memorandum dated 1 June 2017 (the “Merger Proposal Memorandum”) and you are therefore required to read this disclaimer carefully before accessing, reading or making any other use of the attached Amendment.  By accessing the Amendment, you agree (in addition to giving the representations below) to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from Lucid Issuer Services Limited (the “Information and Tabulation Agent”) as a result of such access.  Capitalized terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the attached Amendment and the Merger Proposal Memorandum.

You have been sent the Amendment on the basis that you have confirmed to the Information and Tabulation Agent, being the sender of the Amendment, that:

(i)	you are a Holder and/or a beneficial owner of Securities;

(ii)
you are a person to whom it is lawful to send the Amendment or to solicit your consent in the Consent Solicitation under applicable laws, and you are permitted under the laws of your jurisdiction of residence and domicile to participate in the Consent Solicitation;

(iii)	you consent to the delivery of the Amendment by electronic transmission; and

(iv)	you have understood and agree to the terms set forth in this disclaimer.

The Consent Solicitation, the attached Amendment and the Merger Proposal Memorandum should not be forwarded or distributed to another person and should not be reproduced in any manner whatsoever. Any forwarding distribution or reproduction of the Consent Solicitation, the attached Amendment or the Merger Proposal Memorandum in whole or in part is unauthorized. Failure to comply with this direction may result in a violation of applicable laws and regulations.

The Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended.  The Consent Solicitation is made for the securities of a foreign controlled company.  The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Bank is, and a majority of its assets are, located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Trust may acquire the Securities otherwise than under the Transactions, such as in open market or privately negotiated purchases.

The attached Amendment has been sent to you in an electronic form.  You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Trust, the Bank, IKB Funding LLC II (the “Sponsor”), the Information and Tabulation Agent, the Trustees or any person who controls, or is a director, officer, employee, agent or affiliate, if applicable, of any such person accepts any liability or responsibility whatsoever in respect of any such alteration or change to the Amendment.

You are also reminded that the attached Amendment has been sent to you on the basis that you are a person into whose possession the Amendment may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located or reside and you may not, nor are you authorized to, deliver the Amendment to any other person.  If you are not the named addressee to whom the attached Amendment has been delivered, please notify the sender immediately and destroy the attached Amendment.

Any materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such Consent Solicitation is not permitted by law.  If a jurisdiction requires that a consent solicitation be made by a licensed broker or dealer, and the Bank or any of its respective affiliates is such a licensed broker or dealer in such jurisdictions, the Consent Solicitation shall be deemed to be made by the Bank or such affiliate (as the case may be) on behalf of the Trust in such jurisdiction.

None of the Trustees express any opinion as to the merits of the proposals as presented to Holders in this Amendment or the Merger Proposal Memorandum. The Trustees will be relying on opinions of counsel and the financial advisor to the Sponsor relating to the execution and delivery of the Merger Agreement.

This document and the Consent Solicitation described herein when made are only addressed to and directed at persons in member states of the European Economic Area who are ‘‘qualified investors’’ within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the relevant Member State of the European Economic Area) and any implementing measure in each relevant Member State of the European Economic Area.

AMENDMENT NO. 1 TO THE MERGER PROPOSAL MEMORANDUM DATED 1 JUNE 2017

Dated 13 June 2017

IKB Funding Trust II
(an indirect wholly-owned subsidiary of IKB Deutsche Industriebank Aktiengesellschaft,
Düsseldorf, Germany (the “Bank”))

Solicitation of Consents to Certain Amendments to IKB Funding Trust II’s Amended and Restated Trust Agreement relating to €400,000,000 Noncumulative Trust Preferred Securities (with an aggregate outstanding Liquidation Preference Amount of €400,000,000) (the “Securities”)

(ISIN:  XS0194701487; Common Code:  019470148; Dutch Security Code (Fonds Code):  14826; German Security Code (WKN):  A0BDRX)

This amendment (the “Amendment”) is supplemental to, and forms a part of and must be read in conjunction with, the Merger Proposal Memorandum dated 1 June 2017 (the “Merger Proposal Memorandum”) delivered by IKB Funding Trust II (the “Trust”) in connection with its solicitation of consents to certain amendments of the Trust’s Amended and Restated Trust Agreement (the “Trust Agreement”) relating to €400,000,000 of Securities. This Amendment is being issued to revise and update certain terms that have been provided in the Merger Proposal Memorandum. Unless otherwise stated herein, all information contained in the Merger Proposal Memorandum remains unchanged.

Capitalized terms used and not defined in this Amendment shall have the meanings set forth in the Merger Proposal Memorandum.

The Merger Proposal Memorandum states that Holders of the Securities will receive consideration per each €1,000 liquidation amount of Securities held prior to the Merger consisting of (x) a cash payment of at least €150 and (y) IKB Subordinated Notes with a principal amount of at least €400, whereupon the Securities will be cancelled and the Holders’ beneficial interests in the Trust will be deemed void and of no further effect. The IKB Subordinated Notes were to be issued under the debt issuance program of the Bank dated as of 25 August 2016, as supplemented most recently by Supplement No. 2 dated as of 7 April 2017 with an aggregate principal amount of at least €160,000,000 and an interest rate of 4.5% (payable annually), a maturity date of 23 July 2022 and German law as the governing law.

Pursuant to the Bank’s debt issuance program, the minimum denomination of any series of notes issued thereunder is €1,000. In order to ensure that Holders who may receive IKB Subordinated Notes with an aggregate principal amount that is not a multiple of €1,000 will receive the correct aggregate principal amount, the Bank will deliver its subordinated notes, issued as a standalone series with a minimum denomination of €100 but with otherwise identical terms to the IKB Subordinated Notes, in lieu of the IKB Subordinated Notes described in the Merger Proposal Memorandum (the “New IKB Subordinated Notes”), as a part of the Consideration. There will not be a disclosure prospectus associated with the issuance of the New IKB Subordinated Notes.

This Amendment amends the Merger Proposal Memorandum to reflect the foregoing paragraph (the “Notes Amendment”).

It is our opinion that the Notes Amendment is not a material change to the original Consent Solicitation and the transactions contemplated by the Merger Proposal Memorandum. However, we, in the interests of all stakeholders, are offering Holders who have delivered valid Consents prior to the date hereof, the opportunity to withdraw such Consents from the date of this Amendment until 5:00 p.m., Central European Summer Time, on 19 June 2017.

This Amendment is available to eligible Holders (who have previously received the Merger Proposal Memorandum) from the Information and Tabulation Agent, who may be contacted at the address and telephone number set out on the back cover of this Amendment.

Notes Amendment

In order to implement the Notes Amendment, the following changes are hereby made to the Merger Proposal Memorandum. The paragraph titled “The Consideration” set forth under “The Proposed Transaction” on page 8 of the Merger Proposal Memorandum will be amended to implement the Notes Amendment as follows:

Original Term

The total consideration paid by the Bank in exchange for the sole beneficial interest in the Merger Trust shall be a  cash amount of at least €60,000,000 and a new subordinated debt security of the Bank (the “IKB Subordinated Notes”) issued under its debt issuance program dated as of 25 August 2016, as supplemented most recently by Supplement No. 2 dated as of 7 April 2017 with an aggregate principal amount of at least €160,000,000 and an interest rate of 4.5% (payable annually), a maturity date of 23 July 2022 and German law as the governing law (the “Consideration”). The base prospectus, supplements and final terms can be accessed at www.ikb.de, subject to distribution and access restrictions.

Amended Term

The total consideration paid by the Bank in exchange for the sole beneficial interest in the Merger Trust shall be a cash amount of at least €60,000,000 and a new subordinated debt security of the Bank (the “IKB Subordinated Notes”) with an aggregate principal amount of at least €160,000,000 and an interest rate of 4.5% (payable annually), a maturity date of 23 July 2022 and German law as the governing law (the “Consideration”). The IKB Subordinated Notes will be issued as a standalone series with a minimum denomination of €100. There will not be a disclosure prospectus associated with the issuance of the IKB Subordinated Notes. The indicative terms and conditions of the IKB Subordinated Notes can be accessed at www.ikb.de/en/investor-relations/fixed-income/Funding-Trusts, subject to distribution and access restrictions.

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We have not registered the Consent Solicitation, this Amendment, the Merger Proposal Memorandum or the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law.  The Consents may not be solicited and the Securities may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Consent Solicitation has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC passed upon the fairness or merits of the Consent Solicitation or upon the accuracy or adequacy of the information contained in this Amendment and the Merger Proposal Memorandum.  Any representation to the contrary is a criminal offence.

This Amendment and the Merger Proposal Memorandum do not constitute a prospectus for the purpose of the Directive 2003/71/EC, as amended, and any relevant implementing measures in the relevant member state concerned, and have not been approved, filed with or reviewed by any commission or regulatory authority in the European Economic Area, nor has any such authority issued any report regarding the accuracy or adequacy of this Amendment and the Merger Proposal Memorandum.

If you have any questions about the Consent Solicitation, you should contact Lucid Issuer Services Limited at its address and telephone number set out on the back cover of this Amendment.  Requests for copies of this Amendment may be directed to the Information and Tabulation Agent.

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The date of this Amendment is 13 June 2017.

WHERE YOU CAN FIND MORE INFORMATION

Requests for assistance in completing and delivering Consents, or withdrawing Consents, or requests for additional copies of this Amendment and other related documents should be directed to the Information and Tabulation Agent at its address and telephone number below:

Information and Tabulation Agent

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA

Attn:  Yves Theis/ Thomas Choquet
Email:  ikb@lucid-is.com
Telephone:  +44 (0) 20 7704 0880